E X H I B I T  5
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                            CARTER, LEDYARD & MILBURN
                               COUNSELLORS AT LAW
                                  2 WALL STREET
                              NEW YORK, N.Y. 10005

                                   -----------
                                 (212) 732-3200
                               FAX: (212) 732-3232



                                        May 1, 1997





Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:  CIDCO Incorporated
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Ladies and Gentlemen:

     We have acted as counsel for CIDCO Incorporated, a Delaware corporation (the "Corporation"), in connection with the preparation, execution and delivery of a Non-Qualified Stock Option Agreement (the "Agreement") entered into on March 12, 1997, by and between the Corporation and Daniel L. Eilers (the "Optionee"). In the Agreement, the Corporation granted the Optionee an option to purchase, at a price of $14.25 per share, up to 600,000 shares (the "Shares") of the Common Stock, par value $.01 per share, of the Corporation and up to 600,000 Preferred Share Purchase Rights (the "Rights"). Each Right will be issued in connection with the issuance of one of the Shares and, prior to the Distribution Date (as defined in the Rights Agreement providing for the Rights), will be transferable with and only with, and will be evidenced by the certificate evidencing, such Share.




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Securities and Exchange Commission                                           -2-




     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that the Shares and Rights, when issued and paid for in accordance with the terms of the Agreement, will be legally issued, and the Shares, when so issued, will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Corporation's Form S-8 Registration Statement relating to the Shares and Rights issuable pursuant to the Agreement.

                                             Very truly yours,


                                            /s/Carter, Ledyard & Milburn




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